Exhibit (8)f.

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on December _____, 2018, between Medley Capital LLC (the “Company”) and Samuel Anderson (the “Employee”) (each a “Party,” collectively, “Parties”).

The Company wishes to engage Employee to provide services to the Company, Sierra Income Corporation and each of their respective subsidiaries and affiliates (the “Company Group”) and Employee wishes to provide such services, pursuant to the terms and conditions set forth in this Agreement. The Parties agree that references herein to the “Board” and the “Compensation Committee” shall be to the Board of Directors of Sierra Income Corporation and to the Compensation Committee of that Board.

In consideration of the mutual promises set forth below and other valuable consideration (the mutuality, adequacy and sufficiency of which are hereby acknowledged), the Parties agree as follows.

1.            Position. The Company hereby employs Employee as Head of Capital Markets and Risk Management, Senior Executive Vice President, and Senior Managing Director or in such capacity as may later be agreed to by the Parties, and Employee agrees to serve the Company in such capacity in a manner consistent with the terms and conditions of this Agreement.

2.            Term. This Agreement shall commence on the Effective Date (as defined below) and shall expire on the twenty-four (24) month anniversary of the Effective Date (the “Initial Term”), unless terminated earlier pursuant to the provisions of Section 8 hereof. The term of employment shall be renewed automatically for successive periods of one (1) year (each, a “Renewal Term”) after the expiration of the Initial Term, unless the Company provides Employee, or Employee provides the Company, with written notice to the contrary at least one hundred twenty (120) calendar days prior to the end of the Initial Term or any Renewal Term. For the avoidance of doubt, this Agreement shall remain in effect during the Renewal Term unless terminated earlier pursuant to the provisions of Section 8 hereof. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term.” For purposes of this Agreement, “Effective Date” shall mean the Closing Date, as such term is defined in the Agreement and Plan of Merger by and among Medley Management Inc., Sierra Income Corporation, and Sierra Management, Inc., dated as of August 9, 2018 (the “Merger Agreement”).

3.            Duties.

a.            Employee shall have the duties, authorities and responsibilities forth in Exhibit A attached to this Agreement, as amended from time to time and with input from the Company’s Board of Directors (the “Board”). Employee’s principal place of employment with the Company shall be at the Company’s offices, currently at 280 Park Avenue, 6th Floor East, New York, New York, provided that Employee understands and agrees that Employee may be required to travel from time to time for business purposes.

b.            Employee shall devote Employee’s full business time, energy, business judgment, knowledge, skill and best efforts to the performance of Employee’s duties with the Company Group, in conformance with rules and policies of the Company Group in effect from time to time and otherwise provided or made available to Employee. Employee will not, during the Term, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor or in any other capacity, either with or without compensation, without the prior written consent of the Board. However, Employee may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, civic, educational, religious and similar types of activities, speaking engagements and membership on other boards, provided such activities do not interfere in any material way with the business of the Company Group and provided further that Employee cannot serve on the board of directors of (or provide services to) any publicly traded company without the written consent of the Board, which shall not be unreasonably withheld. The time involved in such activities shall not be treated as vacation time. Employee shall be entitled to keep any amounts paid to him in connection with such activities (such as director fees and honoraria).

4.            Compensation.

a.            Generally. As compensation, Employee shall receive a Base Salary (as defined below) and may, as determined at the discretion of the Board or Compensation Committee of the Board (the “Compensation Committee”), as applicable, participate in an annual bonus program (the “Annual Bonus”). Annual Bonuses may be provided to align the goals and objectives of the Employee with those of the Company, business units within the Company and the expected goals and objectives of the Company’s shareholders, as applicable, and according to standards of good governance, ethical leadership and the successful growth and well-being of the Company Group. The award of any Annual Bonus will generally depend upon the satisfaction of personal and/or Company Group performance metrics as determined by Board or Compensation Committee, as applicable, for the year.

Compensatory payments made to Employee under the terms of this Agreement are subject to tax and other withholding required or permitted by law and such additional withholding as may be requested by Employee.

b.            Base Salary. The Company agrees to pay Employee a base salary at an annual rate of three hundred sixty thousand dollars ($360,000) (the “Base Salary”), payable in accordance with the regular payroll practices of the Company. This Base Salary shall compensate Employee for all hours of work, and this position shall not be eligible for overtime. The Base Salary shall be subject to change at the discretion of the Board or Compensation Committee, as applicable. The term “Base Salary” will refer to the Base Salary as may be modified from time to time.

c.            Annual Bonus.

(i)            Annual Bonus for 2018. Employee shall be eligible to receive an Annual Bonus with respect to performance for the 2018 year equal to one million, six hundred fifty thousand dollars ($1,650,000), as set forth in the economic terms set forth on Exhibit B attached to this Agreement and to be paid no later than March 15, 2019. The Board or Compensation Committee, as applicable, may increase the 2018 Annual Bonus in recognition of performance in excess of performance objectives. No Annual Bonus shall be earned for 2018 unless the Employee remains employed through the date of payment.

(ii)           Annual Bonus for 2019 and Thereafter. Each year during the first quarter of the year, the Board or Compensation Committee, as applicable, in consultation with the Company’s senior executive officers (“Management”), shall establish (a) a target Annual Bonus for the year of no less than four hundred fifty-eight and three tenths percent (458.3%) of Base Salary (the “Target Annual Bonus”), and (b) Company Group and individual performance and other objectives for the year for such bonus. Each Annual Bonus (if any) shall be paid no later than the March 15 following the end of the applicable year.

No earlier than January 1 nor later than March 15 of the following year, the Board or Compensation Committee, as applicable, shall determine and pay the amount of the final Annual Bonus, if any, to be paid for the preceding year, which amount may be based in whole or in part on satisfaction of the performance and other objectives for the preceding year. The extent to which performance and other objectives are met will be determined based on actual achievement (as determined, in consultation with Management, by the Board or Compensation Committee, as applicable, in good faith). The Board or Compensation Committee, as applicable, may increase the Annual Bonus in recognition of performance in excess of performance objectives. No Annual Bonus shall be earned for a year unless the Employee remains employed through the date of payment.

d.            Form of Annual Bonus. The Annual Bonus for 2018 shall be paid forty-two and four tenths percent (42.4%) in cash immediately and fifty-seven and six tenths percent (57.6%) in the form of an RSU award. The Annual Bonus for 2019 and thereafter shall be paid forty percent (40%) in cash immediately and sixty percent (60%) in the form of an RSU award. With respect to the Annual Bonus for 2018 and thereafter, any RSU award shall vest in three (3) equal annual installments, with the RSU award for the Annual Bonus for 2018 vesting in three (3) equal annual installments on December 31, 2019, December 31, 2020, and December 31, 2021.

e.            Clawback. The Annual Bonus made under this Agreement shall be subject to recoupment by the Company to the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NYSE.

5.            Employee Benefits.

a.            Benefits. The Company intends to continue existing benefit plans maintained by Medley Capital LLC, or plans to adopt benefit plans consistent with or generally more favorable in the aggregate than the current benefit plans of Medley Capital LLC, and the Employee will remain or become eligible for participation in those plans made available to other similarly situated employees of the Company, including, but not limited to group health plan coverage, short and long term disability insurance coverage, life insurance coverage, qualified retirement benefit plan coverage, non-qualified benefit plan coverage and tax and financial planning benefits, in accordance with and subject to the terms and conditions of those plans. Notwithstanding the preceding sentence, the Company reserves the right to adopt, amend or terminate any benefit plan, program or arrangement.

b.            Paid Time Off. Employee shall be entitled to no less than twenty-five (25) business days paid time off, subject to the terms and conditions of the Company’s vacation policies, procedures and practices. Paid time off accrues with each pay period, subject to an annual cap, and cannot be carried over to the subsequent calendar year, except to the extent required by applicable law. Any unused vacation will not be paid upon termination of employment, except to the extent required by applicable law.

6.            Business Expenses. The Company agrees to reimburse Employee for reasonable and customary business expenses related to Employee’s performance of services under this Agreement, subject to appropriate review and oversight by the Board as applicable. As a condition of reimbursement, Employee must account for and substantiate all such expenses in accordance with applicable Company policies and consistent with Internal Revenue Service requirements for reimbursable business expenses.

7.            Freedom to Contract. The Company does not infringe upon the proprietary information, trade secrets or confidential information of third parties. Employee represents and warrants that Employee has the right to enter into this Agreement, that Employee is eligible for employment by the Company, that no other written or verbal agreements exist that would be in conflict with or prevent the performance by Employee of any portion of this Agreement, and that Employee is not subject to or in breach of any non-disclosure agreement or restrictive covenant of any nature separate from the provisions included in this Agreement. Employee will not enter into this Agreement without first disclosing to the Board any non-disclosure agreement or restrictive covenant agreement Employee has entered into (verbally or in writing) at any time that is still in effect on its terms as of the Effective Date of this Agreement, regardless of whether Employee believes or has reason to believe such agreement is void or unenforceable in whole or in part.

8.            Termination.

a.            Death. Employee’s employment shall terminate on the date of Employee’s death. In the event of the death of Employee during the Term, the Company shall pay to Employee’s legal representatives or named beneficiaries (as designated on Exhibit C and delivered to the Company):

(i)            Employee’s earned but unpaid Base Salary as of the date of Employee’s death;

(ii)           Any unpaid Annual Bonus for the year prior to the date of Employee’s death, based on the actual performance of the Company (or the Company Group, as applicable) for that year, payable fully in cash (rather than any otherwise applicable cash/equity mix) at the same time as such amounts are paid to continuing Management employees; and

(iii)          A pro-rated amount of any Annual Bonus for the year of death, based on actual performance of the Company (or the Company Group, as applicable) for the year in which death occurs, with any individual performance criteria deemed to be met at the same level as Company performance, and paid fully in cash (rather than any otherwise applicable cash/equity mix) at the same time as such amounts are paid to continuing Management employees for the year.

In addition, vesting of any outstanding RSU awards at death shall be fully accelerated and the Company will pay the full cost of continuing coverage under the Company’s group health benefits plan (“COBRA coverage”) for the Employee’s qualified beneficiaries, to the extent Employee’s qualified beneficiaries elect such COBRA coverage for a period of up to one (1) year following Employee’s death.

b.            Disability. Notwithstanding the foregoing, Employee’s employment shall terminate on the date specified in a written notice from the Company terminating Employee’s employment due to Disability during the Term or, in the event no date is specified in such notice, on the date on which such notice is delivered to Employee or Employee’s legal representative. For purposes of this Agreement, “Disability” shall mean that Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) unable to engage in any substantial gainful activity, as determined by a licensed physician as reasonably chosen by the Company, or (ii) receiving income replacement benefits for a period of not less than three (3) months under the Company’s group disability plan. In the event of the termination of Employee’s employment due to Disability, the Company shall:

(i)            Pay Employee’s earned but unpaid Base Salary as of the date of Employee’s termination;

(ii)           Pay any unpaid Annual Bonus for the year prior to the date of Employee’s termination, based on the actual performance of the Company (or the Company Group, as applicable) for that year, payable fully in cash (rather than any otherwise applicable cash/equity mix) at the same time as such amounts are paid to continuing Management employees;

(iii)          Pay a pro-rated amount of any Annual Bonus for the year of termination, based on actual performance of the Company (or the Company Group, as applicable) for the year in which termination occurs, with any individual performance criteria deemed to be met at the same level as Company performance, and paid fully in cash (rather than any otherwise applicable cash/equity mix) and at the same time as such amounts are paid to continuing Management employees for the year; and

(iv)          Fully accelerate vesting of any outstanding RSU awards as of the date of termination.

In addition, the Company will pay the full cost of COBRA coverage for Employee and/or Employee’s qualified beneficiaries, to the extent Employee elects such COBRA coverage, for a period of up to one (1) year following Employee’s termination on account of Disability.

c.            Termination by the Company for Cause. Notwithstanding the foregoing, the Company may terminate Employee’s employment under this Agreement at any time for Cause. “Cause” shall mean: (i) fraud against the Company Group, which causes material harm to any member of the Company Group; (ii) willful failure or any willful refusal to implement or undertake the lawful directives of the Board or such other supervisor as may be assigned by the Company Group when such directives are materially consistent with Employee’s duties under this Agreement; (iii) engaging in willful conduct (other than at the direction of the Company) that causes material injury, monetary or otherwise, to any member of the Company Group, or that reflects adversely on any member of the Company Group, or that materially affects Employee’s ability to perform Employee’s duties; (iv) conviction of, or the entering of a plea of guilty or nolo contendere, by Employee to a financial crime that constitutes a felony (or any state-law equivalent) or involves moral turpitude; (v) the entry of any order or consent decree, whether or not liability is admitted or denied, by the Securities and Exchange Commission against Employee in respect of charges that Employee violated any provision of the Investment Company Act of 1940, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than provisions requiring the maintenance of proper books and records; (vi) theft, misappropriation, embezzlement or conversion of the assets or opportunities of any member of the Company Group; (vii) a material breach of the terms, covenants or representations of this Agreement or any agreement between Employee and any member of the Company Group; or (viii) a willful violation of the written rules or policies of any member of the Company Group, which causes material harm to any member of the Company Group, provided that, in the case of the occurrence of an event described in clause (vii) or (viii) above, Employee shall have ten (10) business days after receipt of written notice thereof, stating in reasonable detail the actions or omissions purporting to constitute such breach or violation, to cure, and upon such cure, such event shall not be deemed to be the basis for a termination of Employee for Cause, unless the Company acting in good faith, otherwise determines that such occurrence is not reasonably subject to being cured; provided, however, that with respect to the occurrence of an event described in clause (vii) above, the foregoing cure period shall be available to Employee only with respect to the first occurrence of the same event described in clause (vii) above, and such cure period shall not be available to Employee with respect to any subsequent occurrence of an event described in clause (vii) above. For purposes of this Agreement, no act or failure to act on Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company Group. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company Group. In the event of Termination for Cause, Employee shall be entitled to receive any earned but unpaid Base Salary, paid as soon as practicable following termination.

d.            Termination by the Company Without Cause or by Employee with Good Reason. The Company may terminate Employee’s employment without Cause at any time under this Agreement. In the event of termination of Employee’s employment by the Company without Cause or Employee terminates employment with Good Reason (as defined below), the Company shall:

(i)            Pay Employee’s earned but unpaid Base Salary as of the date of Employee’s termination;

(ii)           Pay any unpaid Annual Bonus for the year prior to the date of Employee’s termination, based on the actual performance of the Company (or the Company Group, as applicable) for that year, payable fully in cash (rather than any otherwise applicable cash/equity mix) at the same time as such amounts are paid to continuing Management employees;

(iii)          Pay a pro-rated amount of any Annual Bonus for the year of termination, based on actual performance of the Company (or the Company Group, as applicable) for the year in which termination occurs, with any individual performance criteria deemed to be met at the same level as Company performance, and paid fully in cash (rather than any otherwise applicable cash/equity mix) at the same time as the Annual Bonus is paid to continuing Management employees;

(iv)          Pay, on a monthly basis and using regularly scheduled payroll periods over eighteen (18) months (the “Severance Period”), (x) an amount equal to one-twelfth (1/12th) the Employee’s Base Salary plus (y) an amount equal to one-twelfth (1/12th) of the cash portion of the Employee’s Target Annual Bonus for the year of termination; and

(v)           Fully accelerate vesting of any outstanding RSU awards as of the date of termination.

In addition, the Company will pay toward the cost of COBRA coverage an amount equal to the Company-portion of premiums paid for active employees in the Company’s plan for the Employee and/or Employee’s qualified beneficiaries, to the extent Employee elects such COBRA Coverage, for a period of up to eighteen (18) months following Employee’s termination by the Company without Cause or by Employee with Good Reason; provided, that the Company’s obligation described in this sentence shall cease on the date Employee becomes eligible for coverage under another group health plan offered by an employer of Employee or the employer of Employee’s spouse. Employee shall promptly notify Company in the event he or she becomes eligible for such other coverage.

e.            Termination for Notice of Non-Renewal. Unless the Company has offered to renew the Agreement on terms that are at least comparable in the aggregate to “market level” compensation, then if the Company provides notice to Employee that the Company is not renewing the Term under Section 2 at the end of the Initial Term or any Renewal Term and Employee’s employment terminates at the end of such Term, the Company shall:

(i)            Pay Employee’s earned but unpaid Base Salary as of the date of Employee’s termination;

(ii)           Pay any unpaid Annual Bonus for the year prior to the date of Employee’s termination, based on the actual performance of the Company (or the Company Group, as applicable) for that year, payable fully in cash (rather than any otherwise applicable cash/equity mix) at the same time as such amounts are paid to continuing Management employees;

(iii)          Pay a pro-rated amount of any Annual Bonus for the year of termination, based on actual performance of the Company (or the Company Group, as applicable) for the year in which termination occurs, with any individual performance criteria deemed to be met at the same level as Company performance, and paid fully in cash (rather than any otherwise applicable cash/equity mix) at the same time as the Annual Bonus is paid to continuing Management employees;

(iv)          Pay, on a monthly basis and using regularly scheduled payroll periods over eighteen (18) months (the “Severance Period”), (x) an amount equal to one-twelfth (1/12th) the Employee’s Base Salary plus (y) an amount equal to one-twelfth (1/12th) of the cash portion of the Employee’s Target Annual Bonus for the year of termination; and

(v)           Fully accelerate vesting of any outstanding RSU awards as of the date of termination.

In addition, the Company will pay toward the cost of COBRA coverage an amount equal to the Company-portion of premiums paid for active employees in the Company’s plan for Employee and/or Employee’s qualified beneficiaries, to the extent Employee elects such COBRA Coverage, for a period of up to one (1) year following Employee’s termination by notice of non-renewal; provided, that the Company’s obligation described in this sentence shall cease on the date Employee becomes eligible for coverage under another group health plan offered by an employer of Employee or the employer of Employee’s spouse. Employee shall promptly notify Company in the event he or she becomes eligible for such other coverage.

If the Parties cannot reach agreement as to whether an offer is at least comparable in the aggregate to “market level” compensation, the Board or the Compensation Committee, as applicable, shall engage an independent compensation consultant reasonably acceptable to Employee and familiar with the industry in which the Company operates to make such determination. The consultant shall, at a minimum, take the following considerations into account: qualifications and experience of Employee; the aggregate compensation paid to similarly situated persons performing similar tasks within the Company’s peer group (as reported in its most recent annual proxy statement); the performance of the Company Group relative to Company’s peer group; and comparability data submitted by Employee. If the consultant provides a range, adjusted to reflect performance of the Company comparable to the Company’s peer group, and the Company proposes a compensation package that is at least the median level within that range, the comparability requirement shall be deemed satisfied.

f.            Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Employee’s consent: (i) a material diminution in Employee’s base compensation; (ii) a material diminution in Employee’s authority, duties or responsibilities; (iii) a requirement that Employee report to anyone other than the Board, the Chief Executive Officer of the Company, or a named executive officer of the Company or Sierra, designated from time to time by the Board; (iv) a material diminution in the budget over which Employee retains authority; (v) a material change in the geographic location at which Employee must perform the services; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement. Employee must provide notice to the Company of the existence of the condition described above within a period not to exceed ninety (90) calendar days of the initial existence of the condition, and the Company will have a period of at least thirty (30) calendar days following the notice during which it may remedy the condition. Any termination for Good Reason must occur within two (2) years following the initial existence of one or more of the foregoing conditions.

g.            Termination by Employee other than for Good Reason. Notwithstanding the foregoing, Employee may terminate Employee’s employment under this Agreement for any reason, provided such termination may take place no earlier than the end of the month that is not less than three (3) months after Employee has provided written notice to the Company of Employee’s intent to terminate Employee’s employment. The Company may elect to accept Employee’s resignation at any time prior to the end of such notice period. In the event of any termination of Employee’s employment under this Section, the Company shall pay to Employee Employee’s earned but unpaid Base Salary.

h.            Executed Waiver and Forfeiture. No amount shall be payable under this Section 8 unless a General Release of Claims, substantially in the form attached as Exhibit D (the “Release Form”), has been duly executed by Employee (or in the event of death or disability his beneficiary or legal representative, as applicable) and delivered to the Company and any applicable revocation period has expired within the sixty (60) day period following termination of employment, provided that to the extent Internal Revenue Code Section 409A (“Section 409A”) applies to a payment, such payment will be deferred and paid in a lump sum on the sixtieth (60th) day following termination.

i.            Post-Termination Knowledge of Cause or Breach. If (i) Employee’s employment with the Company terminates for any reason other than Cause and, after the date of Employee’s termination, matters constituting Cause become known to the Company or (ii) Employee materially breaches any of Employee’s post-employment obligations, including non-competition, non-solicitation, non-disparagement and non-disclosure obligations, then the Company may, by written notice to Employee (describing in reasonable detail the facts giving rise to such Cause or breach) obligate Employee to repay in full on a net after-tax within thirty (30) days of that notice: (1) any Annual Bonus(es) paid after the earliest date of occurrence of matters constituting Cause or breach, as determined by the Board in good faith; (2) any amounts of severance Employee has received hereunder; and (3) the amount of any compensation received upon exercise, settlement or other payment of any equity award that was exercised, settled or otherwise paid after the earliest date of occurrence of matters constituting Cause or breach, as determined by the Board in good faith. In addition, any unpaid Annual Bonus(es), severance, and any outstanding equity awards, shall be forfeited.

j.            No Mitigation or Offset. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

9.            Work Product.

a.            Definition. Employee acknowledges and agrees that during the Term, there will be certain restrictions on Employee’s development of technology, ideas and inventions (collectively, “Work Product”). The term Work Product shall mean all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents and copyrights, and all improvements, rights and claims related to the foregoing, which are within the scope of Employee’s employment, or that results from or is suggested by any work performed by Employee for the Company Group, or that relate to actual or demonstrably anticipated research or development for the Company, and which are conceived, developed or reduced to practice by Employee alone or with others, except to the extent that applicable law prohibits the assignment of these rights. Employee agrees that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of Employee’s employment, or that results from or is suggested by any work performed by Employee for the Company Group, or that relate to actual or demonstrably anticipated research or development for the Company Group, and that are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act of 1976, as amended (17 U.S.C. § 101).

b.            Disclosure. Employee agrees to maintain adequate and current written records on the development of all Work Product and to disclose promptly to the Company all Work Product and relevant records, which records will remain the sole property of the Company Group. Employee further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work or authorship, design formula, discovery, patent or copyright that Employee does not believe to be Work Product, but is conceived, developed or reduced to practice by Employee (alone or with others) during Employee’s employment, or during the one (1) year period following termination of Employee’s employment, shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact it constitutes Work Product subject to this Agreement. The Company’s determination that the information is Work Product subject to this Agreement shall be final and binding.

c.            Assignment. Employee hereby assigns to the Company, without further consideration, all right, title and interest that Employee may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Work Product, which will be the sole property of the Company Group, whether or not patentable or otherwise registrable. In the event any Work Product will be deemed by the Company to be patentable or otherwise registrable, Employee agrees to assist the Company Group (at its expense) in obtaining letters patent or other applicable registrations, and Employee will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations and to vest the Company or a member of the Company Group with full title to them. Employee further agrees that Employee’s obligation to assist the Company Group in obtaining and enforcing patents, registrations or other rights for such inventions in any and all countries, will continue beyond the termination of Employee’s employment, but the Company shall compensate Employee at a reasonable rate after such termination for the time actually spent by Employee at the Company’s request for such assistance. Should the Company or a member of the Company Group be unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain or enforce any patent, copyright or other right or protection relating to any Work Product, whether due to Employee’s mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights of protections with the same force and effect as if executed and delivered by Employee.

If Employee resides in California, the foregoing assignment clause in this Section 9(c) will not apply to an invention that Employee developed entirely on Employee’s own time without using the Company Group’s equipment, supplies, facilities or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Employee for the Company Group. Cal. Lab. Code § 2870(a).

d.            Waiver of Moral Rights. Employee hereby waives any and all moral rights that might otherwise accrue with respect to any Work Product.

10.          Confidential Information. Employee agrees that, during Employee’s employment with the Company or any member of Company Group, and following termination of Employee’s employment, except as required by law, Employee will not, directly or indirectly, at any time, disclose to any third person or use in any way any non-public information or Confidential Information (i) regarding the business of any member of the Company Group and (ii) concerning any Business Opportunities (as defined below).

a.            Definitions. For purposes of this Agreement –

(i)            “Confidential Information” shall mean all confidential information, proprietary information or trade secrets (whether oral or written, whether maintained in hard copy, electronically (including, without limitation, in email or text messages) or otherwise) and including: (i) Know-How (as defined below), Trade Secrets (as defined in Section 11), information related to Business Opportunities, prospects, pricing, trading, trading strategies and methodologies, portfolio management strategies, programs, methods of operation, prospective and existing contracts, business plans, procedures, and strategies, costs profits, databases, personnel, operational methods, financial models, potential transactions, pending negotiations, computer programs, algorithms, negotiations, lists of actual and/or prospective clients and/or investors, financial results, business developments, internal controls, security procedures and confidential programs or procedures; (ii) Company Intellectual Property Rights (as defined below) that constitute proprietary Know-How and Customer Information (as defined below and if and to the extent that such proprietary Know-How and Customer Information has been maintained as Company’s confidential information as of the date of this Agreement) and Trade Secrets; and (iii) information received by the Company Group from third parties under confidential conditions.

(ii)            “Business Opportunities” shall mean: (1) any business plan or prospective new business developed or provided by Employee to the Company Group; and (2) any business plan or prospective new business developed by the Company or, to Employee’s knowledge, any of members of the Company Group that Employee has access to or otherwise becomes aware of during Employee’s employment with the Company or Company Group.

(iii)         “Company Intellectual Property Rights” shall mean all Work Product and any other intellectual property owned or licensed by any member of the Company Group, including:

(1)            all United States and foreign patents and patent applications that describe or claim inventions and improvements currently used, or currently conceived or currently developed for use, that when used herein includes any electronic medium or tangible embodiment of the Company Group, any United States or foreign counterparts, non-provisionals, divisionals, continuations, continuations-in-part, and reissues thereof, heretofore or hereafter filed or having legal force in any country of the world, and the inventions and improvements disclosed therein (the “Patents”);

(2)            all know-how that is currently used, or currently conceived or currently developed for use, in the business of the Company Group, including the following: (A) Trade Secrets, formulae, ideas, inventions and invention disclosures not subject to clause (1) above; (B) discoveries, innovations, improvements, results, reports, information and data (including all business and technical information and information and data relating to research, development, analytical methods, processes, formulations and compositions) and development work; (C) proprietary technology and information, designs, drawings, specifications or blueprints; and (D) all copies and tangible embodiments of the foregoing (in whatever form or medium, including electronic media) (collectively, “Know-How”);

(3)            customer lists, supplier lists, pricing information, cost information, business and marketing research, plans and proposals and the like that are currently used, or currently conceived or currently developed for use, in the business of the Company Group (the “Customer Information”);

(4)            all trademarks, service marks, trade dress, trade names, logos, commercial symbols and corporate names, whether or not registered, together with all translations, adaptations, derivations and combinations thereof that are currently used, or currently conceived or currently developed for use, in the business of the Company Group, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

(5)            all copyrightable works, whether or not registered, that are currently used, or currently conceived or currently developed for use, in the business of the Company Group, and all copyright applications, registrations and renewals in connection therewith;

(6)            all internet domain names, URLs and applications therefor, that are currently used, or currently conceived or currently developed for use, in the business of the Company Group; and

(7)            all computer software and programs in object code or source code form, databases and documentation and flow charts that are currently used, or currently conceived or currently developed for use, in the business of the Company Group.

b.            Notwithstanding the foregoing, Confidential Information and Business Opportunities shall not include information: (i) that at the date hereof is in the public domain; (ii) that has come within the public domain through no fault or action of Employee that has the obligation of confidentiality (provided, however, that the fact that general information may be in or become part of the public domain, in and of itself, does not exclude any specific information from the obligations of this Agreement); (iii) that after the date hereof has been obtained lawfully from any third party that was entitled to disclose such information; and/or (iv) that an Employee is compelled to disclose by any judicial or administrative order after having given prompt notice of such order to the Company. Specific aspects or details of the Confidential Information will not be deemed to be published, generally known in the trade or otherwise within the public domain, or to be in possession of Employee, merely because the aspects of the Confidential Information are embraced by general disclosures in the public domain or in Employee’s possession. In addition, any combination of aspects of the Confidential Information will not be considered in the public domain or in the possession of Employee merely because individual elements thereof are in the public domain or in Employee’s possession unless the combination and its principles are in the public domain or in Employee’s possession. The burden of proving these exceptions to the confidentiality and use provisions of this Agreement resides with Employee.

c.            Obligations with respect to Confidential Information. Employee agrees to:

(i)            hold the Confidential Information in strict confidence;

(ii)            not give, sell or disclose Confidential Information to any other third party, unless such party is an auditor or contractor hired by any member of the Company Group and then only upon written approval of the Board;

(iii)          not share or otherwise use the Confidential Information in violation of or in any manner inconsistent with the Company’s information protection and transfer policies in place from time to time, applicable privacy laws, applicable state and federal law, any other applicable laws, and GDPR (EU General Data Protection Regulation 2016/679) to the extent that it applies; and

(iv)          not share or otherwise use the Confidential Information in violation of or in any manner inconsistent with the Company’s policies or reasonable requests made by the Company from time to time.

For avoidance of doubt, nothing in this Agreement shall prevent Employee from responding to any lawful subpoena or legal process, or sharing any Confidential Information or other information with regulators or appropriate governmental agencies without notice to the Company, whether in response to subpoena or otherwise, under the whistleblower provisions of federal law or regulation, and no prior authorization or notification is required prior to Employee making any such reports or disclosures, provided that no attorney client privilege shall be waived.

11.          Trade Secrets. Employee acknowledges that Employee’s obligations under Section 10 are separate and distinct from Employee’s promise and obligation, affirmed by this Agreement, not to disclose or use the Company Group’s “Trade Secrets,” as defined by the applicable state statutory and common law and by federal law. During and at all times after the Term, Trade Secrets of the Company Group shall be subject to the maximum protections available under applicable law and no less protection than that provided by this Agreement applicable to “Confidential Information,” as described in Section 10. Employee further acknowledges and agrees that protection of the Company Group’s Trade Secrets is governed by Employee’s promises in this Agreement and by any applicable law.

12.          Protected Rights. Nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation. Provided Employee does so consistent with 18 U.S.C. § 1833, Employee may disclose trade secret information to a government official or to an attorney for the purposes of obtaining legal advice or use it in certain court proceedings without fear of prosecution or liability.

13.          Restrictive Covenants.

a.            Restricted Business; Restricted Territory. Employee expressly acknowledges that during the course of Employee’s employment with the Company, Employee will be provided with specialized knowledge, information and training with respect to the products and services of the Company Group. Employee acknowledges and agrees that Employee’s specialized knowledge, expertise and training will be of special value to the Company Group. Employee acknowledges: (i) that the Company Group engages in the business of middle market lending to borrowers in the United States (collectively, the “Restricted Business”); (ii) that, as of the date hereof, the Company Group conducts the Restricted Business across the United States (“Restricted Territory”); (iii) that Employee will, during the Term, customarily and regularly be engaged in the development, production and distribution of the products and services of the Company Group; (iv) that Employee has, during the Term, the primary duty of managing the Restricted Business; and (v) that Employee’s position is a position of trust and responsibility with access to Confidential Information, Work Product, Company Intellectual Property, Trade Secrets, information concerning employees of the Company Group, information concerning the customers and investors of the Company Group and information concerning prospective customers and investors of the Company Group.

b.            Noncompetition. Employee covenants and agrees that Employee will not, during the Term and for a period of twelve (12) months following Employee’s termination of employment for any reason (the “Restricted Period”), directly or indirectly (whether through an entity, employee or other agent of any kind) acquire, develop, own, operate, lease, manage, have any financial interest in or otherwise participate in the acquisition, development, ownership, operation, leasing, management or financing of, any business or enterprise involved in the Restricted Business or engaged in Competition with any member of the Company Group in the Restricted Territory. A person or entity (including, without limitation, Employee) shall be deemed to be engaging in “Competition” with a member of the Company Group if such person or entity either engages primarily in the Restricted Business or engages in any other type of business that comprises a significant portion of any member of the Company Group’s revenues as of the date of Employee’s termination and for which Employee had responsibility or authority, or about which business Employee received Confidential Information during the course of Employee’s employment. Notwithstanding the foregoing, the provisions of this Section 13(b) shall not be deemed to prohibit Employee’s (i) ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company or (ii) ability to invest, as a limited partner, in any private equity, mezzanine or similar investment fund, provided in either event Employee is solely a passive investor in such entity.

c.            No Interference with Customers. Employee covenants and agrees that during the Restricted Period, Employee will not, without the prior consent of the Board, solicit or attempt to solicit, directly or by assisting others, any Relevant Customer of any member of the Company Group for the purpose of selling to such Relevant Customer, any products or services which are the same as, or substantially similar to, or competitive with the Restricted Business or, to Employee’s knowledge, that are the same as, or substantially similar to, or competitive with the products or services sold by any member of the Company Group at such date in the Restricted Territory. “Relevant Customer” shall mean any person, firm or company that was a customer or client of, or was a prospective customer or client being actively sought by, any member of the Company Group during the twelve (12) month period immediately preceding the date of Employee’s termination (“Relevant Period”) and with whom Employee had material contact during the Relevant Period. For purposes of this Section 13, “material contact” shall mean contact between Employee and each Relevant Customer: (i) with whom or which Employee dealt on behalf of the Company or any member of the Company Group; (ii) whose dealings with the Company Group were coordinated or supervised by Employee; or (iii) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee’s association with the Company Group.

d.            No Interference with Employees. Employee covenants and agrees that Employee shall not, during the Restricted Period, directly or indirectly (whether through an entity, employee or other agent of any kind) solicit or recruit any Restricted Employee or induce or attempt to induce any Restricted Employee to leave his or her employment with the Company or, to Employee’s knowledge, any member of the Company Group; provided, however, that general advertisements with respect to a position that are not directed to employees of any member of the Company Group will not violate the solicitation prohibition of this Section 13(d). “Restricted Employee” shall mean any individual who was employed by any member of the Company Group during the course of Employee’s term of employment and with whom Employee had material contact during the twelve (12) month period immediately preceding the date of Employee’s termination.

e.            Non-Disparagement. Both during and after Employee’s employment, he or she will not, whether in private or in public, directly or indirectly, make, publish, encourage, ratify, or authorize, or aid, assist or direct any other person or entity in making or publishing, any statements that in any way defame or disparage any member of the Company Group, or any of its directors or executive employees. The Company agrees to instruct its Board, Chief Executive Officer, President and Senior Executive Vice Presidents, whether in private or in public, directly or indirectly, to not make, publish, encourage, ratify, or authorize, or aid, assist or direct any other person or entity in making or publishing, any statements that in any way defame or disparage Employee, and the Company will not be responsible for any damages suffered by Employee to the extent that the Board provides such instruction and does not in any way explicitly contradict such instruction.

14.          Enforcement. Employee acknowledges and agrees that: (i) the provisions and covenants set forth in Sections 9 through 13 are in addition to, and not in lieu of, any rights or remedies that the Company Group may have available to it under any laws (including any law preventing the disclosure of Trade Secrets or other Confidential Information); (ii) any enforcement of the Sections 9 through 13 by the Company shall not be construed as a waiver of any other rights or remedies that the Company Group may possess at law or in equity absent this Agreement; (iii) on account of Employee’s service to the Company Group, Employee has been, and will in the future be, made aware of Trade Secrets and other valuable Confidential Information, including information relating to any member of the Company Group, and their respective customers, clients and employees, in each case that could be used to the great competitive disadvantage of, and cause great financial harm to, the Company Group if provided to any competitor; (iv) Sections 9, 10, 11 and 13 are necessary to prevent the use and disclosure of Trade Secrets and other Confidential Information, to protect the relationships between the Company Group members and their respective customers and employees, to protect the goodwill of the Company Group and to protect other legitimate business interests of the Company Group; and (v) all of the restrictive covenants are reasonable in all respects, including duration, territory and scope of activity restricted. Employee acknowledges and agrees that (1) the restrictions in Sections 9, 10, 11 and 13 shall be construed as separate agreements between Employee and the Company Group and shall be enforceable independent of, and in addition to, any other provision of this Agreement or any provision of any other agreement between Employee and the Company Group and (2) the existence of any claim or cause of action by Employee against any member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the obligations imposed by Sections 9, 10, 11 and 13 on Employee. The time periods referenced in Section 13 shall be extended on a day-for-day basis for each day during which Employee is found by a court of competent jurisdiction to have violated the provisions of Section 13 in any respect, so that Employee is restricted from engaging in the activities prohibited by Section 13 for the full Restricted Period.

15.          Injunctive Relief. Employee acknowledges and agrees that the breach by Employee of Sections 9, 10, 11 and 13 will cause the members of the Company Group irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Employee acknowledges and agrees that any member of the Company Group, without limiting any other legal or equitable remedies available to the member of the Company Group, shall be entitled to enforce this Agreement against Employee directly and shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including injunctive relief to prevent any failure by Employee to comply with the terms and conditions of Sections 9, 10, 11 and 13.

16.          Company Property. All information, materials, documents, supplies, equipment and other property furnished to Employee by the Company Group in connection with performance of services under this Agreement will be and remain the sole property of the Company Group. On the date of the termination of Employee’s employment under this Agreement for any reason, or at any other time at the Company’s request, Employee must return to the Company Group all tangible and intellectual property in whatever form belonging to the Company Group (including, but not limited to, the Company Group vehicle, any laptops, computers, cell phones, wireless electronic mail devices or other equipment, or information, documents and other property).

17.          Non-Disclosure. Except as may be required by law, Employee shall not disclose the financial terms of this Agreement to any person or entity, except that this Agreement may be disclosed to: (a) Employee’s attorneys, accountants or financial or tax advisors; and (b) members of Employee’s immediate family; provided, however, that in the case of each of (a) and (b) such persons agree not to further reveal the terms of this Agreement.

18.          Insurance. If the Company desires at any time or from time to time during the Term to apply in its own name or otherwise for life, health, accident or other insurance covering Employee, the Company may do so at its sole cost and expense and may take out such insurance for any sum that the Company may deem necessary to protect its interests. Employee will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical and other examinations and by signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.

19.          Indemnification and Insurance. The Company shall indemnify, protect, defend and save Employee harmless from and against any threatened, pending, contemplated or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made a party by reason of the fact that Employee is or was an officer, employee or agent of the Company, or any judgment, amount paid in settlement (with the consent of the Company), fine, loss, expense, cost, damage and reasonable attorneys’ fees incurred by reason of the fact that Employee is or was an officer, employee or agent of the Company; provided, however, that Employee acted in good faith and in a manner Employee reasonably believed to be in the best interests of the Company Group, and with respect to any criminal action or proceeding, had no reasonable cause to believe Employee’s conduct was unlawful. Employee also shall be (i) indemnified under the Company’s LLC Agreement and By-Laws, (ii) covered by directors’ and officers’ liability insurance policies that are the same as or equivalent to those the Company carries for its directors and other senior executives, (iii) indemnified under by Sierra Income Corporation pursuant to its customary agreement for other officers and directors of Sierra Income Corporation, and (iv) covered by directors’ and officers’ liability insurance policies that are the same as or equivalent to those Sierra Income Corporation carries for its directors and other senior executives.

20.          Lock-Up.

a.            Definitions. For purposes of this Section 20 of this Agreement, the following terms shall have the meanings set forth below.

“Common Shares” means the shares of common stock, par value $0.001 per share, of Sierra.

“Lock-Up Period” means the period beginning on the date of the closing under the Merger Agreement and ending on the first anniversary of such closing; provided, however, in the event of a termination by the Company without Cause or Employee terminates employment with Good Reason, the Lock-Up Period shall end as of the date of termination of employment.

“Lock-Up Shares” means any Common Shares that the Employee acquires pursuant to the Merger Agreement, including any that have been Transferred to a Permitted Transferee in accordance with Section 20 hereof (and shall include any shares of capital stock of Sierra issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization). For the avoidance of doubt, Common Shares shall cease to be Lock-Up Shares hereunder as of the end of the Lock-Up Period.

“Permitted Transfer” means any of the following:

(a)           the Transfer of any Lock-Up Shares to one (1) or more Permitted Transferees;

(b)           the existence or creation of a testamentary power of appointment that may be exercised with respect to any Lock-Up Shares held by a trust; provided, however, that the Transfer of any Lock-Up Shares upon the exercise of a testamentary power of appointment to someone other than a Permitted Transferee shall not be a “Permitted Transfer” within the meaning of this paragraph (b) of this definition; or

(c)           any Transfer by will or pursuant to the Laws of descent and distribution by any Person described in the definition of Permitted Transferee.

“Permitted Transferee” means any of the following:

(a)           any Immediate Family Member of the Employee or any lineal descendant of any such Immediate Family Member; and

(b)           any trust for the direct or indirect benefit of the Employee or any Immediate Family Member of the Employee.

For purposes of this definition, “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and the adopted individual’s descendants.

“Person” means and includes any natural person, general partnership, limited partnership, corporation, limited liability company, joint venture, real estate investment trust, business trust or other trust, cooperative, unincorporated association or other form of organization, whether or not a legal entity.

“Sierra” means Sierra Income Corporation, a Maryland corporation.

“Transfer” means, with respect to Lock-Up Shares: (i) any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, grant of an option, hypothecation, mortgage, exchange, transfer or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law), or agreement to do any of the foregoing, of any interest (legal or beneficial) in any Lock-Up Shares; (ii) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, or warrants or other rights to purchase Common Shares, whether any such transaction is to be settled by delivery of Common Shares or such other securities, in cash or otherwise; or (iii) any public announcement of an intention to effect any transaction specified in clause (i) or (ii); provided, however, that the term “Transfer” does not include any revocable proxy granted by the Employee or a Permitted Transferee or any exercise of rights by an executor, administrator, trustee, committee, guardian, conservator or receiver of the Employee or a Permitted Transferee, including the sale of Lock-Up Shares to pay any applicable estate taxes.

b.            Restrictions on Transfer of Common Shares. The Employee agrees that, during the Lock-Up Period, Employee will not Transfer any Lock-Up Shares other than pursuant to a Permitted Transfer; provided, however, that upon any Permitted Transfer, each Permitted Transferee in such Transfer shall agree in writing to be bound by the restrictions set forth in this Section 20.

c.            Legend. At the request of Sierra, all share certificates or share statements evidencing Lock-Up Shares shall bear or contain a legend or notation substantially in the following form (or in such other form as Sierra’s board of directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE / STATEMENT] ARE SUBJECT TO RESTRICTIONS ON TRANSFER SPECIFIED IN AN EMPLOYMENT AGREEMENT WITH THE CORPORATION, AS THE SAME MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND THE CORPORATION RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SPECIFIED CONDITIONS HAVE BEEN FULFILLED. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE CORPORATION TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

The term “Corporation” shall mean Sierra for purposes of the above legend.

d.            Stop Transfer. Sierra and its transfer agent are hereby authorized to decline to make any Transfer of Lock-Up Shares if such Transfer would constitute a violation or breach of this Section 20 and the Employee agrees and consents to the entry of stop transfer instructions with Sierra’s transfer agent and registrar against any Transfer of the Lock-Up Shares not made in compliance with Section 20.

21.          Miscellaneous.

a.            Successors and Assigns; No Third-Party Beneficiaries. The rights and obligations of the Company under this Agreement shall be binding upon and shall inure to the benefit of the members of the Company Group and their successors and assigns. The rights and obligations of Employee under this Agreement shall be binding upon and shall inure to the benefit of the heirs and legal representatives of Employee. Employee may not assign this Agreement or any right or obligation hereunder, without the prior written consent of the Company. The Company may assign this Agreement or any right or obligation hereunder to (i) any member of the Company Group, (ii) any other entity in connection with any reorganization, change in capital structure or similar transaction or (iii) any other entity in connection with the sale of all or substantially all of the assets of the Company. For the avoidance of doubt, the Company’s right to assign this Agreement may be exercised without the prior written consent of Employee. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

b.            Waiver; Amendments. Any waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement. The failure of either party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive either party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in a writing signed by Employee and the Company.

c.            Governing Law; Choice of Forum. This Agreement will be governed and construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law rules. Employee hereby submits to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York for resolution of any and all claims, causes of action or disputes arising out of, related to or otherwise concerning this Agreement, and Employee agrees to waive any claim relating to forum non conveniens. EACH OF THE PARTIES FURTHER ACKNOWLEDGES AND AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, OF ANY KIND OR NATURE BROUGHT BY EITHER PARTY ARISING OUT OF THE INTERPRETATION, ENFORCEMENT OR BREACH OF THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE, AND BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THE RIGHT TO A TRIAL BEFORE A CIVIL JURY OF ANY SUCH SUIT, ACTION OR PROCEEDING.

d.            Legal Fees and Expenses. The Company will pay legal fees and expenses incurred by Employee in connection with the drafting and negotiation of this Agreement and any related agreements.

e.            Entire Agreement; Construction. This Agreement and any further agreements dated as of the date hereof and relating to the subject matter described herein contains the entire understanding of the parties relating to the subject matter of this Agreement and supersede all other prior written or oral agreements, understandings or arrangements between the parties relating to the subject matter hereof. Employee acknowledges and agrees that the compensation paid under the terms of this Agreement shall be in full satisfaction of any amounts due in connection with Employee’s employment with the Company and members of the Company Group. Employee acknowledges that, in entering into this Agreement, Employee did not rely and has not relied on any statements or representations not contained in this Agreement. The parties acknowledge and agree that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

f.            Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

g.            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 19(g)):

If to the Company:	Medley Capital LLC
280 Park Avenue, 6th Floor East
New York, NY 10017

with a copy to:	Sullivan & Worcester LLP
1666 K Street, N.W., Suite 700
Washington, DC 20006
Attention: David Leahy, Esq.

If to Employee:	At Employee’s home address of record with Company’s Human Resources Department, as updated from time-to-time

with a copy to:	Winston & Strawn, LLP
35 W. Wacker Drive
Chicago, IL 60601-9703
Attn: Michael S. Melbinger, Esq.

h.            Section 409A Compliance. Although the Company makes no guarantee with respect to the tax or other treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with Section 409A, payments under this Agreement are intended to be exempt from or comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. In furtherance of the foregoing:

(i)            notwithstanding any provision of this Agreement to the contrary, to the extent any payment hereunder constitutes deferred compensation subject to Section 409A, and if Employee is a “specified employee” as defined for purposes of Section 409A, then all payments to be made to Employee hereunder due to the termination of Employee’s employment shall not be paid, or commence to be paid, until the earlier of (1) the date that is immediately following the date that six (6) months after the date that Employee’s employment is terminated or (2) the date of Employee’s death following such a separation from service. Upon the expiration of the preceding period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest).

(ii)           notwithstanding any provision of this Agreement to the contrary, Employee’s employment with the Company Group shall not be deemed to have been terminated unless and until Employee has had a “separation from service,” as determined under Section 409A;

(iii)          each payment that is part of a series of payments shall be a single payment for purposes of Section 409A; and

(iv)          any taxable reimbursements under this Agreement, including, without limitation, those under Section 21(d), will be made no later than the end of the calendar year following the calendar year the expense was incurred. For purposes of complying with Section 409A, any such reimbursements and any in-kind benefit under this Agreement will be subject to the following: (1) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during a subsequent calendar year; and (2) such reimbursement benefit or rights or in-kind benefits may not be exchanged or substituted for another form of compensation to Employee.

i.            Survival. The representations, warranties, covenants and other agreements contained herein, which by their nature are intended to survive the termination of Employee’s employment with the Company Group, shall survive such termination (regardless of the reason for such termination) in accordance with their stated terms.

j.            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one agreement. Any photocopy or scanned copy in portable document format (PDF) shall be deemed an original copy for all purposes.

EMPLOYEE	COMPANY

Signed:	Signed:

Date:	Name:

Title:

Date:

Exhibit A

EMPLOYEE DUTIES, AUTHORITIES AND RESPONSIBILITIES

Samuel Anderson, Head of Capital Markets & Risk Management, Senior Executive Vice President, and
Senior Managing Director

1.	Manages all debt and equity market activities for the firm and investment entities.

2.	Manages liabilities and risks for firm and investment entities.

3.	Actively involved in all new business and strategic initiatives (works closely with all senior management in this regard).

4.	Primary responsibility for investor relations with respect to public entities.

5.	Responsible for leading annual firm compensation process and formulating management recommendations to Compensation Committee.

Exhibit B

INITIAL COMPENSATION

	Base Salary	2018 Annual Bonus (% of Base)	2018 Annual Bonus ($)	Cash Portion of 2018 Annual Bonus	% of Total Bonus	RSU Award Portion of 2018 Annual Bonus	% of Total Bonus	Total (Base Plus 2018 Annual Bonus)
Samuel Anderson, Head of Capital Markets and Risk Management	$360,000	458.3%	$1,650,000	$700,000	42.4%	$950,000	57.6%	$2,010,000

Exhibit C

Medley Capital LLC

Beneficiary Form

Please complete this form and return it to [____________]. Elections on this form become effective on the date it is received by [_____________].

Participant Name __________________________

Designation/Change of Beneficiary

I hereby designate (revoking any prior such designation and reserving the right to change this designation in the future) the following Beneficiary of any amounts due to my named beneficiaries if my employment is terminated by death under my employment agreement, effective as of the Effective Date (“Employment Agreement”). “Effective Date” shall mean the Closing Date, as such term is defined in the Agreement and Plan of Merger by and among Medley Management Inc., Sierra Income Corporation, and Sierra Management, Inc., dated as of August 9, 2018.

Primary Beneficiary:

Name of Primary Beneficiary	Relationship to Participant

Address of Primary Beneficiary

Secondary Beneficiary:

Name of Secondary Beneficiary	Relationship to Participant

Address of Secondary Beneficiary

I understand and acknowledge the following:

● The above designation applies solely to the following payments if my employment is terminated by my death prior to the expiration of the term of my Employment Agreement: (i) earned but unpaid base salary as of my death; (ii) any unpaid annual bonus for that year; and (iii) a pro-rated amount of my annual bonus for the year of my death (together, the “Termination Benefit”). For the avoidance of doubt, all payments are conditioned on any terms provided in my Employment Agreement.

● In the event of my death, the Primary Beneficiary will receive the Termination Benefit, unless that individual predeceases or co-deceases me, in which case the Secondary Beneficiary will have such rights.

● If neither Beneficiary survives me, distribution rights will lie with my estate.

Participant’s Signature	Date

Exhibit D

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “Release”) is being executed and delivered in accordance with Section 8(h) of the Employment Agreement between Medley Capital LLC and you. Each capitalized term used in this Release without definition has the meaning given to such term in the Agreement. This Release must be signed and dated no later than forty-five (45) days after you receive it. You will have [seven (7) days] after signing this Release to revoke your signature by delivering a signed notice of revocation to the Company. This Release will become binding on the eighth day after the Release is signed unless you have revoked your signature. You have the right to consult with an attorney prior to signing this Release.

In exchange for the promises and payments described in the Agreement, you (on behalf of yourself and your heirs, executors, administrators and assigns) hereby release and forever discharge the Company Group, its divisions, subsidiaries and affiliates, and all of their respective present and former directors, officers, shareholders, trustees, employees, agents, representatives, consultants, successors and assigns in their official and individual capacities (collectively, the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act of 1990, 29 U.S.C. § 626(f) (“OWBPA”), the Worker Adjustment Retraining and Notification Act (“WARN”), the Genetic Information Nondiscrimination Act, any state antidiscrimination law that is analogous to the foregoing, and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, and all claims related to or arising out of your employment or the termination of your employment with the Company Group. You also waive any right you may have to recover any compensation or damages in any action against any of the Released Parties brought by any governmental entity on your behalf or on behalf of any class of which you may be a member. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against the Company Group pending before any governmental agency or court of law relating to your employment and/or the termination thereof.

CALIFORNIA ONLY (Delete highlighted section if outside of California)

In giving this Release, you specifically agree to waive the provisions of Section 1542 of the California Civil Code (and any other similar provisions of other applicable law), which section reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

MASSACHUSETTS ONLY (Delete highlighted section if outside of Massachusetts)

In giving this Release, you specifically agree to waive the provisions of the Massachusetts Wage Act, G.L. c. 149 and in so doing you explicitly waive any claims for unpaid wages.

This Release shall not apply to: (1) any vested interest you may have in any 401(k), pension or profit sharing plan, equity compensation agreement or any other employee benefit plan by virtue of your employment with the Company Group; (2) any claims that may arise after this Release is signed; (3) any claim that may not be waived by law; and (4) any right you may have to indemnification and/or advancement of legal fees by the Company Group or under its director’s and officer’s liability insurance coverage, under any agreement between you and the Company Group, under any provision of the Company Group’s bylaws or plans, or by application of law.

IN WITNESS WHEREOF, the undersigned has executed this Release as of this ___ day of _____________, 20__.